Prospectus Supplement (to Prospectus dated May 19, 2011)	Filed Pursuant to Rule 424(b)(7) Registration No. 333-174341
HOME INNS & HOTELS MANAGEMENT INC.
$184,000,000 Aggregate Principal Amount of
2.00% Convertible Senior Notes due 2015
and
American Depositary Shares Representing Ordinary Shares
Issuable Upon Conversion of the Notes

7,200,382 American Depositary Shares Representing
14,400,764 Ordinary Shares
This prospectus supplement supplements information contained in the prospectus dated May 19, 2011 included within the registration statement filed with the Securities and Exchange Commission on May 19, 2011, covering resales by selling securityholders of our 2.00% Convertible Senior Notes due December 15, 2015, or the Notes, and the American Depositary Shares, or ADSs, issuable upon conversion of the Notes, including our ordinary shares, par value $0.005 per share, represented by the ADSs. This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with the prospectus. The terms of the Notes, the ADSs and the ordinary shares are set forth in the prospectus.
Investing in the Notes involves significant risks. See “Risk Factors” beginning on page 10 of the prospectus.
Neither the Securities Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 17, 2011.

SELLING SECURITYHOLDERS
Holders of Notes and ADSs Issued Upon Conversion of Notes
The following information supplements and updates the table of selling securityholders contained on pages 76 through 78 of the prospectus, as such table has been supplemented to date.
The table below sets forth, among other things, the name and address of holders of Notes that may offer such Notes or ADSs issuable upon conversion of the Notes pursuant to this prospectus, the principal amount of the Notes beneficially owned by each such selling securityholder pursuant to this prospectus and the number of ordinary shares into which the Notes owned by each such selling securityholder are convertible, each to the extent known to us as of the date of this prospectus supplement and based upon information provided to us by the selling securityholders on or prior to August 15, 2011. To our knowledge, none of such selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.
The selling securityholders listed in the table below may from time to time offer and sell pursuant to this prospectus any and all of the Notes and the ADSs issuable upon conversion of the Notes. Accordingly, no estimate can be given as to the amounts of Notes or number of ordinary shares that will be held by such selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their Notes since the date as of which the information in the table is presented.
Information about the selling securityholders may change over time, and we may not be made aware of changes in the ownership of our Notes. Any changed information that is provided to us by such selling securityholders will be set forth in additional prospectus supplements to this prospectus.

			Percentage of				Percentage
			Outstanding			Ordinary	of Ordinary
	Aggregate		Notes	Ordinary		Shares	Shares
	Principal		Beneficially	Shares		Beneficially	Beneficially
	Amount of	Percentage of	Owned if All	Beneficially	Percentage	Owned if All	Owned if
	Notes	Outstanding	Convertible	Owned Upon	of Equity	Ordinary	All Ordinary
	Beneficially	Notes	Notes That	Conversion of	Capital	Shares That	Shares That
	Owned That	Beneficially	May Be	the Notes That	Beneficially	May Be	May Be
	May Be	Owned Prior	Offered	May Be	Owned	Offered	Offered
Name and Address of Selling	Offered For	to Any	Hereby are	Offered for	Prior to Any	Hereby are	Hereby are
Securityholder	Resale	Resale(1)	Resold(1)	Resale(2)	Resale(2), (3)	Resold	Resold

CSAA IIB AutoBank Retirement Plan (12)	135,000	*	—	5,469	*	—	—

Pension, Hospitalization Benefit Pln of the Elec Ind (12)	550,000	*	—	22,282	*	—	—

Total Fina Elf Finance USA, Inc. (12)	170,000	*	—	6,887	*	—	—

National Grid Foundation (12)	20,000	*	—	810	*	—	—

Lord Abbett Investment Trust — LA Convertible Fund (12)	1,740,000	*	—	70,491	*	—	—

New York City Employees’ Retirement System (12)	850,000	*	—	34,435	*	—	—

New York City Fire Department Pension Fund (12)	225,000	*	—	9,115	*	—	—

New York City Police Pension Fund, Sub-Chapter 2 (12)	475,000	*	—	19,243	*	—	—

Teachers’ Retirement Systems for the City of NY (12)	600,000	*	—	24,307	*	—	—

			Percentage of				Percentage
			Outstanding			Ordinary	of Ordinary
	Aggregate		Notes	Ordinary		Shares	Shares
	Principal		Beneficially	Shares		Beneficially	Beneficially
	Amount of	Percentage of	Owned if All	Beneficially	Percentage	Owned if All	Owned if
	Notes	Outstanding	Convertible	Owned Upon	of Equity	Ordinary	All Ordinary
	Beneficially	Notes	Notes That	Conversion of	Capital	Shares That	Shares That
	Owned That	Beneficially	May Be	the Notes That	Beneficially	May Be	May Be
	May Be	Owned Prior	Offered	May Be	Owned	Offered	Offered
Name and Address of Selling	Offered For	to Any	Hereby are	Offered for	Prior to Any	Hereby are	Hereby are
Securityholder	Resale	Resale(1)	Resold(1)	Resale(2)	Resale(2), (3)	Resold	Resold

Philadelphia Board of Pensions — Convertible (12)	325,000	*	—	13,166	*	—	—

NYC Teachers’ Variable Annuity Fund (12)	740,000	*	—	29,979	*	—	—

Vermont Mutual Insurance Company (12)	80,000	*	—	3,241	*	—	—

*	Less than one percent.

(1)	Assumes US$184,000,000 aggregate principal amount of the Notes outstanding.

(2)
Assumes conversion of all of the holder’s Notes at a conversion rate of 20.2560 ADSs per US$1,000 principal amount of Notes (equal to approximately US$49.37 per ADS). This conversion rate is subject to adjustment as described in the prospectus under “Description of the Notes—Conversion of the Notes—Conversion Rate Adjustments” and “Description of the Notes—Conversion of the Notes—Adjustment to Conversion Rate upon Certain Fundamental Changes.” As a result, the number of ordinary shares issuable upon conversion of the Notes may increase or decrease in the future.

(3)
Includes ordinary shares, and ordinary shares represented by ADSs, including those issuable upon conversion of the Notes beneficially owned by the selling securityholder, as reflected in the fifth column of this table. In accordance with Rule 13d-3(d)(1) of the Exchange Act, for each person and group included in this table, percentage of equity capital beneficially owned is calculated by dividing the number of shares beneficially owned by such person or group (including ordinary shares issuable upon conversion of Notes held by such person or group) by the sum of (i) 82,046,440, which was the number of ordinary shares outstanding as of March 31, 2011, and (ii) the number of ordinary shares issuable upon conversion of Notes held by such person or group).

(12)
Voting power and investing control over the Notes owned by this securityholder are exercised by Christopher J. Towle of Lord Abbett & Co. LLC. The address of Lord Abbett & Co. LLC is 90 Hudson Street, Jersey City, NJ 07302.